EXHIBIT 4.2(b)

ENGLISH TRANSLATION FOR INFORMATION ONLY

APPENDIX NO. 2 TO LEASE DATED SEPTEMBER 25, 2002

MAISON ANTOINE BAUD, a joint-stock company with a capital of € 3,096,336 whose registered offices are at ZI Les Acilloux, 27, Route du Cendre, Cournon d’ Auvergne (Puy de Dôme), France and registered in Clermont-Ferrand under the number 855 201 521, represented by Yves Dupré, the Vice-Chairman of the Board of Directors and party to the contract and after this simply called the Lessor

On the one part,

AND

the Company Technomed Medical Systems S.A. (“TMS S.A.”), Société Anonyme [French limited company] with a capital of € 3 166 488.00, with its registered office in VAULX EN VELIN (69120) 4, rue du Dauphiné, recorded in the Lyon Trade Registry under the number 394 804 447, represented by Mr. Hugues de Bantel, Chairman of the Board of Directors, duly authorised for the purpose of this document, party to the contract and after this simply called the Lesse

On the other part,

The background is as follows:

ACCOUNT

Under an administrative decision dated September 25, 2002, in Lyons, MAISON ANTOINE BAUD leased premises at 4, rue du Dauphiné, Vaulx en Velin, France to EDAP TMS S.A. These premises consist of:

In Building B: parts B1, B6-B7, parts B4-B5, part B3 and,
In Building C: part C3 of the ground floor for archiving.

The whole area covers approximately 3 325 square metres for offices and 410 square meters for archives.

This said, the following has been agreed:

Following a restructuration of the EDAP TMS Group, on May 6, 2004 the Lessee met with the Lessor in order to partially cancel its current leasing contract, for the part C3 representing 410 square meters of archiving in the ground floor of the Building C. In parallel, the Lessor will make available to the Lessee an additional area in Building B (part B2) currently leased by the Company SOPARA, and which surface is representing 825 m², for an annual lease of 39,617.80 €. This additional area will be available as from October 1, 2004.

The Lessor and the Lessee decided collectively to amend the current leasing contract as of October 1, 2004.

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ENGLISH TRANSLATION FOR INFORMATION ONLY

Buildings:

The parties agree that, as from June 30, 2004, the above mentioned leasing contract dated September 25, 2002 do not include the Building C (part C3) reprensenting 410 square meters of archiving any longer.

As from October 1, 2004, Le Lessor commits to make the additional area B2, representing 825 square meters in the Building B, available to the Lessee.

Both parties agree that, as from October 1, 2004, the leasing of this additional area will be submitted to the same regulations stipulated in the leasing contract dated September 25, 2002, and for the duraction of this latter contract.

Leasing price:

Consequently, the total annual leasing price which amounted 205,303.40 € will increase to 223, 363.68 € as from October 1, 2004.

Deposit:

On the fourth quarter payment, the Lessee will pay the Lessor 4,515.07 € in addition to the deposit already paid for the leasing of part B2.

All other resolutions remain unchanged.

To execute the current contract, the parties elect domiciliation at

Cournon d’Auvergne (69800) 27, route du Cendre ZI Les Acilloux, for the Lessor,

Vaulx-en-Velin (69120) 4, rue du Dauphiné, for the Lessee.

Made in two originals,

Cournon, on

The Lessor	The Lessee

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